Exhibit 99.1

Xerium Technologies Inc.

Fourth Quarter 2008 Financial Results Conference Call

Thursday, March 12, 2009

8:00 a.m. EDT

Executives:

Mike O’Donnell – EVP & CFO

Stephen Light - President, CEO & Chairman

Operator

Ladies and gentlemen, welcome to the Xerium Technologies conference call on 12 March, 2009. For today’s recorded presentation, all participants will be in a listen-only mode. After the presentation there will be an opportunity to ask questions. [Operator Instructions]

I would now hand the conference over to Mike O’Donnell. Please go ahead sir.

Mike O’Donnell

Thank you. Good day ladies and gentlemen, and welcome to the Xerium Technologies fourth quarter 2008 financial results conference call. If you have any question as indicated by the operator, please follow these instructions at the end of our program here. We’re pleased that you could take the time to join us.

With me here this morning is Stephen Light, the CEO and Chairman, President of Xerium Technologies. Stephen will start the discussion this morning with an update on our progress and then I’ll provide some further financial details with respect to the quarter. Then we’ll open the line for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after the market closed on Wednesday, March 11, 2009. The press release is available on our website. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com.

I would also note that we will make comments today about the future expectations, plans and prospects for the Company that constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release. The forward-looking statements represent our views as of today, March 12, 2009 and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA that are a key metric for our credit facility covenants and that we use internally to assess liquidity and financial performance and therefore believe will assist you in better understanding our Company. A reconciliation of these measures to the comparable GAAP numbers is available in our press release, which is posted in the Investor Relations section of our website at www.xerium.com.

With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks Mike. Good morning ladies and gentlemen and fellow shareholders; and also a good morning to our customers, our lenders and our competitors who may be joining us this morning. In February 2008, we launched a process to improve our Company using a three tiered plan. First, where we focus on reducing leverage through the generation of cash and its application to retire debt.

Second, where we use the development and introduction of customer-valued new products, to assure our continued health in our served markets; and third, where we rely heavily on the skills, commitment and creativity of our approximately 3500 global employees, to find ways to better serve our customers and reduce our costs of products and operations.

Considering what has happened during 2008 to the global industrial markets, and in particular to the wood and paper segments we serve, the timing of our strategy change in early 2008 could not have been better. As we shifted the organization to our much leaner debt reduction strategy and away from our focus on penetrating new geographies with new plants, our customer base entered a period of unprecedented economic stress.

I will not dwell on the numerous challenges the financial crisis has caused them, other than to say, that the rate at which our customers are trying to reduce their costs through plant operating efficiency projects, through both permanent and temporary plant closures and through product line trimming, appears to be increasing from its recent 3% per year reduction rate, to a far higher level.

The specific rate of contraction is yet to be determined, but our experience tells us it is faster than it has been in recent memory. A sobering statistic is that according to our sources, North American paper production capacity utilization was only 84% of normal in December 2008. These contraction initiatives are evident in nearly every market we serve.

Asian expansion is slowing; European and North American production is steadily contracting, with rapid deceleration toward the end of 2008. Finally, even South America is showing reduced demand in some, but not all paper segments.

As those of you who follow the paper industry know all too well, some of these manufacturers may not survive this downturn in their current form. I believe our strategy change has been well received by our customers and well received internally by our employees.

Our credit issues in early 2008 gave us the motivation to make a wide range of changes that the economic challenge is now providing our competitors. We feel that our strategy change has given us nearly a one year head start over our competition, in becoming especially responsive to our rapidly changing customers, while establishing new boundaries within which we will operate.

As our customers now want the same things we do: to minimize their debt leverage, to conserve their cash, and to aggressively reduce costs, our alignment with them is excellent. These mutual desires manifest themselves in a real focus on working capital management and I will show you our progress on reducing excess trade working capital, which we refer to as trapped cash, has been very good.

Trapped cash is our term to define the difference between how much trade working capital was on the balance sheet, and what we would have if we had six inventory turns, if we had 50 receivable days, and if we had 48 payable days. As a reminder, trade working capital is receivables plus inventory minus payables.

Comparing the fourth quarter of 2008 to the year ago period, accounts receivable as measured by days of receivables improved from 67 days to 54 days, making good progress towards the 50-day target, with receivables reduced by $19,207,000.

Inventory turns improved to 4.6 versus 3.2 in 2007, as the dollar value of our inventory was reduced by $27,593,000 – I think that’s solid progress; and days of payables increased to 49 days compared to 45 days in 2007. Payables on the balance sheet increased by $8,234,000. The total improvement in trade working capital was $55,034,000. In the fourth quarter alone we released $25.2 million of trapped cash.

At year end, this results in trade working capital as a percent of sales declining from 29.5% in 2007 to 19.7% in 2008. For those of you who have run the math, achieving zero trapped cash is equivalent to having 15% trade working capital to revenue. In fact the management team at Xerium far exceeded even my most optimistic estimates of their ability to reduce trade working capital and improve our balance sheet in 2008.

It’s noteworthy that this is the first year we attacked this area of our business and the real work only began in the second quarter. So, I believe the results you’ve seen in 2008 are a beginning, not an end of the progress. It is no coincidence that our reduction in debt for the full year, absent changes in foreign exchange rates, was $26 million. Trade working capital reductions contributed to the cash to make these additional payments.

Another area we attacked to free up cash and drive out cost is delivery lead time reduction. We have substantially increased our focus on reducing our time from the receipt of an order to delivery of a product. In our clothing markets, 12 to 16 weeks of lead time is fairly typical for paper machine clothing order-to-receive lead time.

In December, one of our major divisions delivered approximately 40% of its recognized revenue from orders received within December. That’s a two thirds reduction in lead time, and was made possible by changes we’re making inside our weaving plants, not by having inventory available to ship.

I’m sure you’ll appreciate that this remarkable performance cannot yet be sustained every month, but it does prove to us and to our customers, that dramatic reductions in lead time are possible to support our and their reduced inventory strategy. This focus on lead time also has us focusing on our machine operating efficiencies.

What that means in a textile plant like ours is paying attention to material yields, to reducing loom changeovers from one fabric to another because it takes a long time, and paying attention to how many of our global looms are running the same product. Our focus on inventory management is also helping us take a detailed look at our product portfolio and to begin the hard work of simplifying our product lines.

Today, we have many products made around the world that are doing the same job for our customers, but because of regional preferences, slight production equipment differences, or just branding differentiation, these products are made differently. This results in a higher than necessary rate of cost structure to maintain all of these unique designs. We are focusing in an all-out attack to reduce this clutter of products, about which the customers don’t recognize the difference.

Let me give you an example of what I’m describing. I recently visited one of our roll plants located in Neenah, Wisconsin. Of the many tons of rubber the plant mixes each year, from which it makes roll covers, the most popular of which accounted for nearly 50% of all the rubber they blend, there was one roll in 2008 that used a slightly unique blend.

The manufacturing cost of that roll cover was many times higher than the cost of the more frequently produced roll covers. Not in the cost of labor, as that process is very efficient, but rather in the cost of maintaining the small quantities of specialized raw materials required to blend the rubber when the customer wants it. The customer who ordered that roll will soon be offered a more popular rubber blend at standard pricing or be expected to pay a lot more for the specialized rubber blend they alone of all the mills we service from our Neenah, Wisconsin plant, have chosen.

Our focus on reducing lead time is causing us to analyze our product lines with a magnifying lens, looking for these simplification opportunities. Also, by reducing the time it takes us to move an order from receipt to shipment, we have been able to demonstrate to some of our customers that eliminating consignment inventories supports their goal of speeding up the implementation of our latest technologies, which are manifest in our newest products.

By reducing or eliminating the amount of paper machine clothing inventory at the paper mill, we are able to perform new product trials sooner than we would otherwise be able to. We have found that the new products, which we are starting to deliver, are having a clear and measurable impact on our customers’ costs and the amount of production they’re able to generate on their machines.

In some cases we have identified, customers have had more than a year’s worth of paper machine clothing in inventory, both ours and our competitors. While these fabrics were not on their books, the carrying costs of those consigned inventories, which were on our balance sheet, are out of necessity factored into the prices we and all of our competitors who offer consignment inventory, charge for our products.

So by eliminating consignment inventories, we are able to adjust pricing to reflect our lower cost structure and maintain or even in some cases improve margins. So, by focusing on the point where our needs and those of our customers meet, we have made good progress on working capital, and simultaneously on new product introductions, which is at the heart of our second strategic initiative.

Finally, our people have really stepped up. In a time when employee benefits are being stripped away and a fair amount of complaining would be expected, they’ve come together to drive improvements across the Company. It is a result of their commitment to our customers and to our Company that the progress we have made is being recognized.

Now, I’ll turn the call over to Mike, and return after his remarks.

Mike O’Donnell

Thanks Stephen. I will cover some highlights for the fourth quarter 2008, as well as some broader comments about the full year of 2008. In the earnings release that we issued last evening, we included in our “Non-GAAP Financial Measures” a disclosure of the “Impact of Significant 2008 and 2007 Events.” I strongly encourage you to refer to this section as we developed this disclosure to help everybody understand the underlying performance of the Company during the fourth quarter and the full year 2008.

Net sales for the fourth quarter were $149.4 million, a 9.1% decrease from net sales of $164.2 million for the 2007 fourth quarter. Excluding currency effects, 2008 fourth quarter net sales declined 1.8% from the fourth quarter of 2007. With approximately two-thirds of our sales conducted in non-U.S. dollar denominated currencies, we’re seeing the effects of a strengthening dollar relative to other currencies.

Clothing segment sales declined 11.2% to $95.9 million, from $108.0 million in the year ago quarter. The decline was primarily due to unfavorable currency effects of $8.5 million and decreased sales in North America and Europe of approximately $4 million, partially offset by increased sales volume in Asia-Pacific.

Excluding currency effects, clothing segment sales for the fourth quarter of 2008 decreased 3.4% as compared with the fourth quarter of 2007. Overall pricing levels in the clothing segment remained flat during the fourth quarter of 2008, as compared to the fourth quarter of 2007.

Roll cover segment sales declined 4.8% to $53.5 million in the fourth quarter of 2008, from $56.2 million in the 2007 fourth quarter. The decrease is primarily the result of unfavorable currency effects, partially offset by increased sales in Asia-Pacific.

Excluding currency effects, roll cover segment sales for the fourth quarter of 2008 increased 1.3%, as compared with the fourth quarter of 2007. Overall pricing levels in the roll cover segment decreased by approximately 1% in the fourth quarter of 2008, as compared to the fourth quarter of 2007.

Gross margin for the fourth quarter of 2008 was $58.7 million or 39.3% of net sales, compared to $65.2 million or 39.7% for the 2007 fourth quarter. Gross margin percentage in clothing was 42.3% for the fourth quarter of 2008, up from 39.5% for the fourth quarter of 2007, based on stable pricing, improved material yield and cost management.

Gross margin in our roll covers business was 33.8% of sales, down from 40% of sales due to product mix of additional products and services, as well as pricing level decreases and inventory write-offs.

I’d like to note that we recorded a number of unusual expenses during the 2008 fourth quarter, including $10.1 million in restructuring and impairment. That $10.1 million includes: (1) a $7.1 million charge related to the previously announced plan to cease production at our Huyck Wangner clothing facility in Geelong, Australia by the end of the first quarter 2009, and to discontinue construction of our Vietnam clothing facility; (2) Asset impairment charges in the U.S. of approximately $1 million based on the Company’s evaluation under SFAS No. 144; and (3) an approximately $2 million charge related to the streamlining of our operating structure, and to improve our long term competitiveness by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions.

Additionally, negatively impacting our fourth quarter results was approximately $4.5 million of accounts receivable bad debt provisions related specifically to two of our major customers, who collectively represent 5% of fiscal 2008 revenues, that we believe have experienced recent financial difficulties due to the global economic crisis and the lack of credit availability.

Income from operations increased to $6.5 million in the fourth quarter of 2008. That compares to an operating loss of $164.1 million in the year ago quarter, which included a non-cash goodwill impairment charge of $185.3 million related to our roll cover segment as we determined at that time, that the fair value of the net assets of the roll cover segment was millions of dollars less than their carrying value.

Excluding the non-cash charge for goodwill impairment in the 2007 fourth quarter, the decrease in income from operations in the fourth quarter of ‘08 as compared with the fourth quarter of ‘07 is due to increased specific bad debt reserves of $4.5 million in ‘08, increased restructuring and impairments expenses of $8.5 million, and a decrease in gross margins of $6.5 million.

Net loss in the fourth quarter of 2008 was $4.3 million or a loss of $0.09 per diluted share, compared to a net loss for the fourth quarter of 2007 of $168 million or a loss of $3.69 per diluted share. Included in the fourth quarter of 2007 is a non-cash charge for goodwill impairment of $185.3 million, less the $18.3 million tax effect thereon.

The fourth quarter of 2008 includes an increase in expense for specific bad debts of $4.5 million, which would be less $500,000 of tax effect, increased restructuring and impairment expenses of $8.5 million, and a decrease in gross margins of $6.5 million.

Earnings for the clothing segment declined 12.1%, from $25.8 million to $22.7 million for the 2008 quarter, as compared to the fourth quarter of 2007. This decline was primarily from increases in provisions for reserves of approximately $3 million, against certain bad debts stemming from the Company’s assessed impact of the global economic crisis on our customers and our industry.

Roll covers’ earnings declined 34.1% to $9.5 million for the 2008 quarter from $14.4 million in the year ago quarter, primarily as a result of decreased gross margins due to decreased pricing levels and increased inventory write-offs, stemming from the Company’s assessed impact of the global economic crisis on our customers and industry.

Adjusted EBITDA, as defined by our amended credit facility, was $24.6 million for the 2008 fourth quarter, compared to $36.5 million for the 2007 fourth quarter. I would like to remind you, included in the 2008 fourth quarter adjusted EBITDA were a negative impact of $4.5 million associated with bad debt provisions and $6.6 million of restructuring expenses that are above the cap for our credit agreement, and those are associated primarily with the closure of our Australian manufacturing operations and the discontinuation of construction of our facility in Vietnam. As you are aware, adjusted EBITDA is one of our primary measurement tools for tracking our profitability and liquidity with regard to our credit agreement.

Net cash generated by operating activities was $24.2 million for the 2008 fourth quarter, which compares to $40.5 million in the year ago quarter. This decrease is primarily a result of [the unusual non-cash items that contributed to] lower net income, after adjusting for non-working capital changes. [Note: The bracketed language was inadvertently inserted during the call]. The decrease was partly offset by our efforts to improve our operating targets, aimed to release what we call the “trapped cash” that Stephen described on the balance sheet. Cash on hand at December 31, 2008 was $34.7 million, and that compared to cash on hand of $24.2 million at December 31, 2007.

I’m sure I don’t have to remind everyone that debt reduction is our number one strategy, and since we embarked on that mission we have made significant progress on slashing our debt. And emphasizing some of the comments that Steven made earlier, in the fourth quarter of 2008 we made total debt payments of approximately $2 million, which along with currency effects reduced total debt by approximately $13 million to $617 million at the end of 2008.

For the year ended December 31, 2008, we made total debt repayments of approximately $26 million compared to debt repayments of $19 million in 2007, and that along with currency effects reduced our total debt in fiscal 2008 by approximately $50 million.

At December 31, ‘08, the Company had no borrowings outstanding under its revolving lines of credit. Including the revolving credit facility under its senior credit facility and lines of credit in various foreign countries that are used to facilitate local short term operating needs, we had at December 31, 2008, an aggregate of $45.9 million available for additional borrowings under these revolving lines of credit.

We have continued to significantly reduce our CapEx, which was $9.9 million for the quarter, compared to $24.5 million in the year ago fourth quarter. For the year, we brought CapEx to $39 million, which is below both our target range of $44 million to $47 million, and 2007 CapEx of $47.9 million. We currently target 2009 CapEx to be approximately $42 million, as we complete obligations undertaken as part of our Vietnam initiative. We also expect that CapEx in 2010 will be lower than those for 2009.

We remained in compliance with all of our financial covenants in 2008, which included minimum interest cover, fixed charge coverage ratios and maximum leverage ratios. At December 31 the weighted average interest rate was 9.74% on the fixed portion of our long term debt, and 7.55% on the portion that is not fixed.

Due to the global economic crisis and the lack of credit availability, we believe may be affecting some of our customers, we have altered our estimates of net realizable value of receivables and inventories during the third and fourth quarters of 2008, which I had previously described.

We have noted that we reduced our workforce by nearly 100 full time employees during the year and we anticipate eliminating approximately 200 additional positions during the first quarter of 2009. We target additional restructuring expenses of approximately $5 million to $6 million during fiscal 2009, primarily related to such reductions in North America and in Europe.

In January, we disclosed that we had been notified by the New York Stock Exchange that we are not in compliance with our continued listing criteria for average closing price, total market capitalization and reported shareholders’ equity. We have six months following the notice to regain compliance with the average closing price criteria.

On February 12, we submitted a plan to the New York Stock Exchange to correct the other deficiencies within 18 months, which remains subject to acceptance by the New York Stock Exchange. We recognize the importance of our listing on the New York Stock Exchange, and the Company management and our Board of Directors are committed to work with the exchange to see that we maintain that listing.

Currently the market environment presents challenges to that effort, but we will continue to attend financial conferences and meet with shareholders to heighten the awareness of the steps we are taking to meet our business plan and further paying down our debt.

Note that at the end of February, the New York Stock Exchange temporarily [suspended] for all its listed companies the $1 minimum price requirement. This action has the effect of extending our compliance period relating to the average closing price standard by approximately four months. We will keep you updated on this issue, which we know is top of mind for all of you as it is for us.

So to briefly summarize, like most of the companies in our industry, we are facing a very challenging economic climate that is creating significant disruptions amongst our customers. Because of our change of strategy to debt reduction, even before those challenges surfaced and spread across our industry, we started taking very significant action to reduce CapEx, and focus on cash generation across all of our organization.

We’ve been eliminating costs wherever possible, implementing rigorous processes to maximize revenue per employee, incentivizing management to generate cash that is trapped on the balance sheet and be used to further pay down debt.

So with that, I will turn the call back to Stephen.

Stephen Light

Thanks Mike. From Mike’s remarks you can see that we had a pretty good year in terms of making progress against our goals. We delivered. We slowed the fall of prices in our industry; we reduced our trade working capital; we improved our balance sheet by removing nearly half of our unfunded liabilities, and we complied with all the covenants for the year. However, I’m keenly aware that much more attention is being paid to current events and those of the now closed year. So, let me address some of those of concern.

As Mike described, we are in continuing discussions with the New York Stock Exchange, about our lack of compliance to listing standards and have provided them with our recovery plan in the timely manner. They have 45 days to consider this submission and to accept it or ask for changes. We are working with them in a collaborative manner and appreciate their suggestions as we’ve developed our plan.

As I mentioned in the recent shareholder letter, we spent very little time in 2008 telling folks what we were going to do – we just did it. Now that we have audited results, and have demonstrated improving trends in 2008, we have proof our strategy is working. As I also stated in my recent shareholder letter and Mike mentioned, we’ve begun the process of telling the story to potential investors at well-attended conferences.

In a conversation with a shareholder from Portland, Oregon, I was delighted to who I’ll refer to as Miss C, so she knows that I was listening when we spoke, I was delighted to hear her conceptualize, what we tried to do in 2008. Her comment was, and I quote, “performance triumphs promises every time.”

Next, there is clearly concern within the investment community, among the rating agencies that review our debt about the health of our customer base. There is ample evidence that concern is well founded. We are also concerned about our customers’ health, and that concern was the reason we adjusted our basis of estimate for reserves on our receivables accounts and on our inventory stores.

It is also why we are so hard over about reducing our exposure from consigned inventories and our exposure to customer late payment. Our teams are working with our customers to reduce their outstanding payments to a lower level, and we are not permitting additional consigned inventories to be delivered.

We are guardedly optimistic that the bottom of this market will occur in mid- to late-2009, followed by slow recovery which builds momentum by mid-2010. Our financial planning reflects this assumption. It is our hope that all of our customers weather this crisis, but we are prepared for other eventualities.

Third, there is concern that some of our competitors will use irrational techniques to garner market share and to protect their plant loading and overhead absorption. You will recall that during the fourth quarter we announced the closing of our Australian clothing factory and ceased work on our Vietnam facility. These two restructuring events and the consequential redistribution of work from Australia to our more efficient plants, has served to give us good factory loading even in a down market. While we are dependent on customer demand, we believe we are well positioned to fend-off any poaching in the market, while staying focused on delivering top quality products to our customers.

Finally, there is concern as expressed by one of the analysts that follows our Company that we maybe at risk of violating our total leverage covenant in the third quarter of 2009. Our 2009 budgeting recognizes that the third quarter is the quarter in which the EBITDA resulting from the freeze of our U.S. pension program drops out of our rolling 12 month EBITDA. This LTM EBITDA is what we use to calculate leverage covenant compliance. While this is not an issue in itself, expenses related to increased reserves in the just finished fourth quarter will still be in that calculation. This mismatch of Q3 2008 earnings versus Q4 2008 expenses creates an aberration in our leverage metric, consequently potential covenant tightness.

We believe the third quarter will be our tightest quarter against the leverage covenant, which at that time is set at 5.25. However, our operational plans and our cash flow plans for 2009 were assembled with this constraint well in focus, and we feel confident we are on solid ground.

Are there risks to achieving this or any covenant? Well certainly, and they are highlighted in our Form 10-K. But we believe we have addressed those risks in our operational plan and also with our additional contingency plans. I believe 2008 demonstrates that I have a management team in place to execute those plans.

During 2008, the management of the Company demonstrated the will and fortitude to make a lot of tough decisions. For example, we radically changed the management structure of the Company consolidating our rolls and clothing businesses on every continent. We developed and launched an entirely new strategy. We turned over nearly half of our Board of Directors. We hired a new CEO. We changed our pricing policies. We changed our working capital polices. We slashed our inventories. We negotiated a major loan agreement, or amendment. We reduced nearly 5% of our workforce and announced the release of another 230 employees for the first quarter of 2009 coming from Australia and Vietnam. We announced the closure of our Australia plant. We stopped all work on our Vietnamese forming fabric facility and terminated much of the on-order equipment for the plant, and we closed a roll plant in Europe and we suspended operations at one in Canada.

Consequently, it is our expectation that we will pass all of our covenants for the fiscal year. I’m pleased to tell you that that is also the opinion of our independent registered accounting firm Ernst & Young, who has provided us with an unqualified opinion in their audit for the fiscal year 2008. It is with these facts in mind that I am optimistic, but at the same time realistic, about 2009.

I hope you agree with my conclusion that in 2008 the Company made solid progress against the real obstacles. Our experience in 2008 helps us prepare for a challenging 2009. I’m confident in our plans and I’m confident in our people, so I’m confident in our expected results.

Ladies and gentlemen, that concludes our prepared remarks this morning. We are now ready for questions. David, may we have the first question please.

Operator

Thank you, sir. The first question comes from Chip Dillon from Credit Suisse. Please go ahead.

Chip Dillon - Credit Suisse

Yes, good morning. First question was, if you could just give us a little more color on the pension plan, I think your balance sheet is the only one I’ve seen for any company in this fourth quarter period that actually shows a lower balance and I would imagine that the plan itself lost value last year, but obviously that was more than offset by the changes in what you promised in the future.

Could you just let us know a little bit about the interplay of those two items? In other words let’s say the pension plan had been flat performance wide last year – how much less would the obligation be on the balance sheet?

Mike O’Donnell

Yes, I don’t have the quantified number in my head Chip, of what the investment impact and the reduction of return on investment, but clearly it was down. But as you alluded to it’s a fraction of the overall impact of the curtailment of our U.S. pension program and our retiree medical. But I wouldn’t hazard to guess what that number is off the top of my head, but it’s a fraction.

Chip Dillon - Credit Suisse

Okay and then second questions is obviously, as we look at the fourth quarter and the full year, the inventories really came in quite nicely and I know Stephen in your remarks you talked about inventories or supplies to your customers, and as you all have reduced your inventory, obviously part of that’s been production driven, but I would imagine some of that, there could be some push back from your customers as they have as you mentioned, produced a lot less product.

I’m sort of curious as we go through the first quarter and even now look at the second quarter – do you see that affecting your order book and have you prepared for that, as they perhaps are reducing their inventories to?

Stephen Light

Chip, I think what we’re dealing with is a classical stuffed channel situation where there is too much paper. The paper companies kept producing when demand was falling off, and the paper machine clothing manufacturers kept producing when demand was falling off, and suppliers to us kept producing when demand was falling off. So the way it will start to come down and get more healthy is, as the paper drains off, then the paper machine companies fire up and burn off paper machine clothing and then you’ll see the paper machine clothing makers like us and our competitors fire back up.

I will tell you that as we look in the first quarter, our inventory measurements of paper machine clothing in several of our regions indicate that there is yet to be a decline, which suggests to us that some paper manufacturing companies are not yet as sensitive as we’d like them to be about inventory reduction. I think that’s going to increase.

For example, our count of pieces of inventory on the ground in Europe at customer sites, and that’s our inventory and our competitors’ inventory, really hasn’t shown much of a decline yet. I expect it’s going to. I expect that will manifest itself in lower production rates in both the first and second quarters of the year. I think by summer, early fall, you’re going to see those inventories at a more healthy level.

Now, in another region in Asia, we are already based on plant visits, we are already seeing the bigger machines in Asia firing back up, and perhaps that’s because the consumption rate of the paper there is higher or the inventory build, the channels were not quite as stuffed, but we had a salesman go through the major plants in Asia and those big machines are now turning again.

I think as I said in the remarks, the first half of the year is still going down. We planned for it; we are pessimistic if you will about the first half; I think it flattens out in the second half, stays flat in the first half of ‘10 and then heads back up pretty well. I think our approach to cutting inventory and being lean on our side gives all those advantages that I mentioned.

I mean it is remarkable when you think that a major division cut its lead time by two-thirds. We can produce product inside the use period. We can produce new product inside the life cycle of the clothing that’s on the machines, that’s a breakthrough and we are getting faster and we intend to be the fastest in the industry.

Chip Dillon - Credit Suisse

I appreciate the sober assessment. As you think about that exact sort of pattern for the marketplace, and you mentioned sort of the third quarter sort of being the hump to get over from the covenant perspective – do you feel that the business is more or less right-sized for that?

I guess what I mean is you’re willing to sort of carry your current capacity, because obviously we are seeing sort of a one-time inventory decline, or do you think you’ll need to cut your capacity further because you’re not sure how the market will come back in North America and Europe, starting, say, later this year?

Stephen Light

Well, let me share with you some of the constraints that we operate under. The denominator of the fraction with which we measure leverage is a bank-adjusted EBITDA, and that’s a non-GAAP expression, but it’s bank-adjusted EBITDA, which allows us only to have a finite amount of restructuring each year added back. After that it becomes a detriment to the metric.

So, we don’t want to exceed that number and negatively impact bank adjusted EBITDA, and that means where we are more than likely not going to announce further clothing or further curtailments of capacity in North America.

We have our eye focused on the variable costs of the business, such as supply chain, such as freight and logistics, our selling practices, our commission practices, all of those, our compensation practices – those are the variable costs that we can get our hands on right away and we have taken them on.

I did not go through the litany here of all the benefit changes that have been implemented in compensation around the world, but they are enormous and our people understand that, they understand that it’s an unfortunate necessity. It is certainly my expectation that we will not have a covenant problem in fiscal year 2009.

The only tightness there I want to point out, the only tightness is not a liquidity issue, it is the alignment of the $39.9 million gain from the pension in Q3 with the incremental reserves that the Company took in Q4.

Chip Dillon - Credit Suisse

Gotcha. I guess the last question is, you ended the year with the $35 million cash balance and I know you have, I guess, some small payments you have to make against the principal, but by and large is it fair to say that on your operating plan if it says as you’ve kind of laid it out, you would not expect to have to drawdown your revolver really. In other words the cash balance you had at year-end is enough of a cushion for sort of the variations and your cash needs?

Mike O’Donnell

I don’t want to get into what’s happening in 2009 Chip. You’re familiar with the process by which we have an excess cash flow calculation based on the 2008 results which were pretty good, and from that we will calculate what we call our annual cash sweep. We have a revolving credit line in place with some other lines of credit around the world, which I referred to in my comments, and those are there and intended to be used for purpose of supporting cash flow through the period, including in the first quarter of 2009, when we make our mandatory payments and our excess cash flow payment.

Chip Dillon - Credit Suisse

Got you. That totally makes sense, I understand. Okay, thanks very much.

Stephen Light

Thanks Chip. Good to hear your voice.

Operator

[Operator Instructions] The next question comes from Ned Borland from Next Generation. Please go ahead.

Ned Borland - Next Generation

Good morning guys.

Mike O’Donnell

Good morning Ned.

Ned Borland - Next Generation

Just a couple of detail questions here: the 200 employee reduction, has that already happened and so is the run rate on savings going to kick in immediately or is there some severance costs that are associated with that, and can you just sort of walk us through what you’re expecting to save from them?

Stephen Light

Sure, we announced in the fourth quarter, the cessation of manufacturing operations at our Geelong, Australia clothing plant and the cessation of the Vietnamese forming fabric project. In both cases the total number of people we expect it to impact was 230. Mike referred to that is 200, I called it 230 in our prepared remarks.

People started to leave the payroll at the very end of 2008. We are very pleased to note that a good number of the people from Australia, who we expected to have to pay severance to have been able to find other employment and they have been departing. We do expect to close that manufacturing or cease that manufacturing facility within the first quarter. It’s in fact virtually done right now.

The folks in Vietnam were severed already. We’re down to one or two people whose duties really are to watch the building, because we do still have almost a 170,000 square foot facility sitting on the ground outside of Ho Chi Minh City. So, most of those folks are gone in the first quarter and the severance was accrued last year. So, we’ll not see a P&L impact, but we will see the cash expenses associated with that.

Beyond that 230, we’ve not announced any further reductions, but I would say that it is our intent to optimize the productivity of the business at every step possible. Mike pointed out and our earnings release last night pointed out that we improved sales per employee at a rate of 5.5% and I would hope that that metric would continue into 2009. I see no reason why we will not continue to have really excellent productivity improvement in 2009.

Ned Borland - Next Generation

Okay and I guess you kind of answered my second question there. You referred to Vietnam, your discontinuing construction, but you showed something in the capital budget with regard to expenses in Vietnam, is that what you’re just referring to?

Stephen Light

Well, we committed in the fall of 2007 when the project was launched, we committed not only the building construction which was in the range of $11 million, but about $25 million, almost $30 million of equipment to go inside that building and we’ve been successful in terminating some of that. Some of it we want, and what we are doing with that equipment is rather than send it to Vietnam, where of course we won’t run it, we are sending it to our most efficient factories.

I’d share with you that in South America we have very efficient labor, but we have very old equipment. The equipment that was ordered for Vietnam, some of the equipment ordered for Vietnam is being redeployed to South America to improve the overall productivity of that facility and essentially transfer a high quality manufacturing capability into South America.

It was not the original plan, but if you pay for two-thirds of a piece of equipment, you might as well accept it, as opposed to walk away from it.

Ned Borland - Next Generation

Ok, well that’s fair.

Stephen Light

We have not made a final determination of the application of the building in Vietnam. We are not in a rush to make a judgment about what to do with that.

Ned Borland - Next Generation

Okay and then just a follow-up on Chip’s questions regarding cash flow. It looks like you’ve made some great strides on the trapped cash. I’m just wondering, you’re within striking distance of your goal on the receivables and inventory. I’m just wondering, do see those targets being met this year?

Stephen Light

That would be forward guidance and you know that we just won’t do that, but we have very clearly in focus that we are at 19.7% working capital to revenue. The goal is 15%. The management team is incented to get to the goal.

As I mentioned in my remarks, had you asked me a year ago where we would to get to, and if I would have been willing to answer that question, I never would have said 19.7%. I was beyond delighted, I was stunned by the ability of the team to get focused on that, but I want to use your question as a segue and come back to this whole new product introduction and product line simplification.

The focus on inventory has a lot of spurs and this idea that by asking what inventory we have is being used for and finding things like that one roll in Neenah, Wisconsin, where we were stocking all this material, I mean we don’t need to do that. Our customers don’t expect us do it, they don’t want us to do it, but it’s an old practice. This is a fairly old, mature process rigid business and we are asking some tough questions here.

So the focus on inventory, whether we get to 15% trade working capital on revenue, whether we get to six turns, there are a lot of benefits that are being accrued around us. Now, it shouldn’t surprise anybody that we benchmark ourselves against our competition and we note that they are beginning to look at the same kinds of issues and I think that’s healthy for the industry.

I really am excited about that. I don’t feel that they’re stepping on our turf or stealing our thunder. It’s the right thing to do for the entire industry; to drawdown this inventory, and we’re absolutely focused on it. We incented the management team in 2008. You’ll notice bonus payments coming out in equity announcements over the next few days, because the team scored really well. You should expect us to be working on exactly the same thing in ‘09.

Ned Borland - Next Generation

Okay, thanks.

Stephen Light

Thank you. David, are there any other questions?

Operator

No, there are no further questions at the moment, sir.

Stephen Light

So, why don’t we let people go back to work. Ladies and gentlemen thank you very much for your attention, and I appreciate the questions that were posed. Mike and I look forward to speaking with you very soon about our first quarter. Thank you so much and bye-bye, now.

Operator

This concludes the Xerium Technologies conference call. Thank you for participating. You may now disconnect.